Exhibit 10.5
April 12, 2010
Dear Patti:
We are delighted to present you with this offer. We believe that you will contribute to, and be a vital part of, the success of Harris Interactive (the “Company”).
The specifics of our offer to you are as follows:
•	Your position will be EVP Global Human Resources, reporting to Kimberly Till, President and Chief Executive Officer.

•	Your start date will be April 12, 2010.

•	Your starting salary will be $225,000 per year, earned and payable on a bi-weekly basis of approximately $8,653.85, prior to any payroll deductions.

•	You will be eligible to be considered for a salary increase in the Company’s regular annual review cycle. To the extent merit increases are granted, eligibility will be based on your individual performance, which, although reviewed routinely, will be formally reviewed at the end of each fiscal year.

•	As EVP Global Human Resources, for each fiscal year ending on June 30, you are eligible to receive a target annual bonus of 40% of your then-current base salary, pro-rated in fiscal year 2010 based on your start date. The Compensation Committee of the Board of Directors retains discretionary authority over all bonus awards. It also establishes metrics and objectives for bonus awards annually. Declared bonuses are paid to employed personnel only on or about the date that is 75 days after the end of the fiscal year.

•	Subject to approval by the Compensation Committee of the Board of Directors, you will have the option to purchase 75,000 shares of the common stock of the Company under the terms and conditions more fully described in the enclosed sample stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	You are eligible for 20 days of vacation each calendar year, which accrue at 6.15 hours per pay period.

Your employment at Harris Interactive is “at will”, which means that the employment relationship between you and the Company may be terminated at any time, by either you or the Company, for any reason not expressly prohibited by law.
If you are in agreement with the terms of this offer, please sign one copy of this letter and return the remainder of the signed documents to me.

Sincerely,
/s/ Marc H. Levin
Marc Levin
SVP, General Counsel & Corporate Secretary Harris Interactive, Inc.